Exhibit 99.8
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FOR IMMEDIATE RELEASE
Salon to trade on OTC Market beginning Thursday, Nov. 21, 2002

Nov. 20, 2002 SAN FRANCISCO -- Salon Media Group, Inc. announced today that NASDAQ has provided it notice that it will be moved from the SmallCap Market, where it currently trades, to the over-the-counter (OTC) market effective Nov. 21, 2002. The OTC Bulletin Board (OTCBB) is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for approximately 3,700 companies.

"While we valued the prestige of a NASDAQ listing, this move to the OTC market should not affect our core business. Our focus has been and will continue to be on the fundamentals -- growing our business by subscription revenues and delivering compelling advertising solutions for our customers," said Michael O'Donnell, Salon's president and chief executive officer.

Many former NASDAQ-listed businesses are currently operating on the OTC. Additionally, companies can move from the OTC to NASDAQ, AMEX or the New York Stock Exchange as their fundamentals improve.

"As our business metrics improve in the months and years ahead, we intend to reapply for a NASDAQ listing," said O'Donnell.

 About the Over the Counter Bulletin Board (OTCBB)

There are two trading systems that are separate from the National Market: the Over the Counter Bulletin Board (OTCBB) and the National Quotation Service Bureau (NQS), commonly known as the Pink Sheets. Together, the OTCBB and Pink Sheets make up the OTC market in the United States. The OTCBB and the Pink Sheets are quotation mediums, rather than stock exchanges. OTC securities are traded by a community of market makers who enter quotes and trade reports through a sophisticated, closed computer network. Over 3,700 companies trade on the OTC exchange. More information about the OTCBB is available at http://www.otcbb.com/.

"Safe Harbor" Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release, including the comments of Michael O'Donnell, contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
Note: Salon is a registered trademark of Salon Media Group, Inc. All other company and product names mentioned are trademarks of their respective owners.